Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 16, 2021 (except the last paragraph of Note 9, as to which the date is June 7, 2021) in Amendment No. 1 to Registration Statement (Form S-1 No. 333-256297) and related Prospectus of Janux Therapeutics, Inc. for the registration of 9,500,000 shares of its common stock.

/s/ Ernst & Young LLP

San Diego, California

June 7, 2021